Exhibit 99.1

XpresSpa Group Announces Second Quarter 2021 Financial Results and Provides Business Update

Record MSA Practice Patient Fees Increases to $17.1Million in Q2 against $6.3 Million in Q1

Net Loss Narrows to $4.7 Million Compared to Net Loss of $58.5 Million in Prior Year Second Quarter

Strong Liquidity Position with Unrestricted Cash Balance of $102.5 Million

Re-opening an Additional Eight to Ten Legacy XpresSpa Locations this Fall

Launched Phase 2 of Treat™ Today – Mobile App

Launching Phase 3 of Treat this Fall – Locations in New York JFK International Airport and Phoenix Sky Harbor Airport

Webcast and Conference Call Scheduled for 4:30 PM ET Today

NEW YORK, August 16, 2021 - XpresSpa Group, Inc. (Nasdaq: XSPA), a travel health and wellness company, today announced that it has filed financial results on Form 10-Q for the second quarter ending June 30, 2021 and provided a business update.

Doug Satzman, XpresSpa Group CEO, stated, “We are pleased to have reported $9.1 million in total revenue during the second quarter, including $8.7 million related to XpresCheck, and to have substantially narrowed our Adjusted EBITDA loss and net loss compared to the prior year. At the onset of the pandemic last March, we saw an opportunity for COVID-19 testing at major U.S. airports and moved quickly to realize that vision. Since then, XpresCheck has vastly surpassed our expectations as testing numbers continue to increase due to the resumption of travel. The MSA patient practice fees alone, increased to $17.1 million in Q2 over $6.3 million in Q1.  Additionally, our collaboriations with major airlines and government agencies demonstrates their confidence in XpresCheck. We firmly believe that due to the emergence of more highly contagious COVID-19 variants such as Delta, along with break-through vaccination infections, testing will remain an important part of travel, especially international travel, for the foreseeable future.  In addition, we have seen encouraging results after re-opening our first four high performing legacy XpresSpa locations and see a path towards restoring profitability which is leading us to re-open the next wave of previously high performing stores this fall.”

Mr. Satzman added, “We are thrilled to have launched Phases 1 and 2 of our new travel, health and wellness brand, Treat, ahead of schedule. Phase 1, our website and brand campaign, launched on June 1, and today, we launched Phase 2, our mobile app. Phase 3, the opening of our first two integrated health and wellness Treat airport locations, will occur this fall. Through Treat, we are leveraging XpresSpa’s historic travel wellness experience and XpresCheck’s healthcare expertise to provide 24/7, on-demand access to integrated healthcare through technology and personalized services. We believe Treat can ultimately become a leader in this emerging new category of travel health and wellness.”

Mr. Satzman concluded, “We believe that there is significant opportunity for three sustainable growth brands, with healthy unit level economics, that can run adjacent to each other and leverage an efficient corporate structure as well as our relationships and experience operating in global airports.  With a clear vision and a strong management team in place, we remain focused on elevating our brands, being nimble, further expanding our services and products to increase market share and increase value for shareholders.”

Business Update

XpresCheckTM Wellness Centers

XpresCheck provides COVID-19 testing to the frontline airport workforce and passengers across thirteen locations in eleven airports. XpresCheck’s medical team of state licensed physicians and nurse practitioners operate under management services agreements and administer COVID-19 testing options including a rapid molecular COVID-19 test, a Polymerase Chain Reaction (PCR) test, and a rapid PCR test.

The Company believes that COVID-19 testing will remain an important and necessary service for airline employees, airport staff, and passengers for the foreseeable future. This is due to various factors including COVID-19 variants, international travel requirements, and break-through vaccination infection rates.

Developments since the onset of the second quarter 2021 include:

•	On April 5th, XpresCheck announced that it had signed an agreement with Delta Air Lines to administer the new rapid antigen test to passengers traveling from JFK International Airport to Milan Malpensa and Rome–Fiumicino International Airports.
•	On April 7th, XpresCheck opened a COVID-19 testing facility at Seattle-Tacoma International Airport (SEA) pre-security inside the terminal, in the Baggage Claim area near Carousel 9.
•	On April 21st, XpresCheck opened a COVID-19 testing facility at San Francisco International Airport (SFO) pre-security, near the baggage claim area on the Arrivals level at Terminal 3.
•	On July 30th, XpresCheck announced its collaboration with the World Health Organization (WHO) Foundation to promote the “Go Give One” campaign, dedicated to delivering COVID-19 vaccines worldwide in the fight to reduce the growing vaccine equity gap. As a kick-off to the campaign, the Company is matching customer donations up to $100,000 cumulative.

•	On August 5th, XpresCheck launched a pilot program with EL AL Israel Airlines, the national airline of Israel. The State of Israel requires negative COVID-19 PCR tests from passengers departing the US and arriving at Ben-Gurion International Airport in Israel. XpresCheck provided pre-travel PCR testing services onsite at JFK International Airport for EL AL passengers. This is designed to safely eliminate the required PCR test upon landing in Tel Aviv saving passengers time exiting the airport.
•	On August 13th, XpresCheck announced the approval of a $2 million, 8-week pilot program with the Centers for Disease Control and Prevention (CDC). The program will conduct bio surveillance monitoring at three U.S. airports operating XpresCheck™ COVID-19 testing facilities, and will be aimed at identifying existing and new COVID-19 variants, including the highly contagious Delta variant and other new variants surfacing in the U.S.

XpresSpaTM Services

On July 1st, the Company re-opened four historically top performing XpresSpa locations with modified hours and top selling services such as massage, manicure and pedicures. The following locations reopened:

•	Hartsfield-Jackson Atlanta Int’l Airport (ATL) Concourse A
•	Dallas/Fort Worth Int’l Airport (DFW) Concourse A
•	Charlotte Douglas International Airport (CLT) Concourse D
•	Las Vegas McCarran Int’l Airport (LAS) Concourse D

In addition, there are currently two company-operated XpresSpa locations operating in Dubai International Airport, UAE for select spa services and one single franchised location operating in Austin, TX. We also opened a new XpresSpa expanded concept on June 17 in the Dubai International Airport. To date, this brings us up to eight XpresSpa locations currently operating.

We now have plans to open the next wave of 8-10 high performing XpresSpas by early fall. We will continue to re-evaluate each airport on a month by month basis as well as review continued learnings as our portfolio continues to be re-activated.

Treat™: Vision for New Travel Health and Wellness Brand

Treat, the Company’s new travel health and wellness brand, is designed to deliver on-demand access to integrated healthcare through technology and personalized services. Travelers will be able to access 24/7 on-demand, virtual health care, a travel health wallet with your medical records and real-time global COVID travel requirements all in one place, as well as book appointments in our on-site airport wellness centers as they open. The brand is being launched in three distinct phases:

•	Phase 1: Website and brand campaign- Launched on June 1st. The Treat website (www.treatcare.com) currently features original content, access to resources about global COVID-19 requirements, and curated e-commerce products targeting the savvy traveler living a wellness lifestyle. The website also allows consumers to opt in for the bi-weekly Treat newsletter, The Treatment.
•	Phase 2: Treat’s mobile app- Launched today, August 16th. The mobile app provides access to on-demand virtual care, including chat care, video care and a “travel wallet” with access to a person’s medical records and test results. Memberships are available for a subscription to the mobile app and start at $200 for 3 months or can be $720 for 12 months. Included within the membership is unlimited virtual care services plus one free PCR COVID-19 test and one free flu vaccine per year. Additional features such as prescription discounts and scheduling appointments at Treat in-person facilities will be available upon their respective openings.
•	Phase 3: Treat In-Airport Wellness Centers- First location to open in mid-Q4 at JFK International Airport followed by Phoenix Sky Harbor International Airport by the holidays. The on-site Treat locations in airports will offer integrated health and wellness personalized services in a premium environment. Upon entering, customers will see a beautifully curated retail and check in area and will be greeted by Treat Wellness concierges. Well-appointed treatment rooms will allow a respite from the airport environment and offer a list of health and wellness services to travelers.

Treat in-airport Wellness Centers will offer services such as COVID-19 testing, travel vaccines, anxiety care, emergency prescriptions, vitamin IV therapies, as well as private, technology led wellness sessions including fitness, yoga, meditation, and mindfulness sessions in a premium hospitality environment. Upon entering, customers will see a beautifully curated retail and check in area and will be greeted by Treat Wellness concierges. Well-appointed treatment rooms will allow a break from the hectic airport environment and offer a list of health and wellness services designed for travelers.

The Company is evaluating converting some legacy XpresSpa footprint into Treat, where feasible, as well as open additional locations in other suitable terminals and airport venues in 2022 and 2023.

Over time, the Company envisions that Treat’s digital channels will provide more significant growth opportunities for revenue and profit than its brick and mortar airport locations. The success of this revenue stream will be achieved through both subscription-based services that provide on-demand virtual care and tools supporting travel health and wellness.

Given its strong liquidity position and poise for growth, the Company would also consider accretive acquisitions and other strategic transactions to further broaden its service and retail offerings and would invest in new opportunities beyond this new evolving concept. The Company may also consider a potential stock repurchase program.

Liquidity and Financial Condition

As of June 30, 2021, the Company had cash and cash equivalents, excluding restricted cash, of $102.5 million, total current assets of $107.6 million and total current liabilities of $18.6 million.

Summary of Second Quarter 2021 Financial Results

Reported revenue during the three months ended June 30, 2021 was $9.1 million compared to $143,000 in the corresponding period in 2020. The increase in revenue was primarily due to the recognition of revenue from twelve XpresCheck locations totaling $8.7 million and related to managed services fees. However, the Company also generated $338,000 in services related to two reopened XpresSpa locations and $85,000 related to products and other.

Explanation of Management Services Agreements (“MSAs”)

During 2020, the Company entered into MSAs with professional medical services companies that provide health care services to patients in connection with XpresCheck. The medical services companies pay XpresCheck a monthly fee to operate in the XpresCheck Wellness Centers over the term of the relevant MSA. Under the terms of the MSAs, the Company provides office space, equipment, supplies, non-licensed staff, and management services to be used for the purpose of COVID-19 and other medical diagnostic testing in return for a management fee.

However, as a result of uncertainties around the cash flows of XpresCheck, the Company concluded in 2020 that the collectability criteria to qualify as a contract under ASC 606 was not met, and therefore, revenue associated with the monthly management fee would not be recognized until a subsequent reassessment resulted in the MSAs meeting the collectability criteria. XpresCheck recognized revenue of $8.7 million during the three months ended June 30, 2021, under the MSAs, pursuant to reassessments in 2021 of MSA agreements executed in 2020, and assessments of MSA agreements executed in 2021, resulting in management’s conclusion that all but 1 location met the collectability criteria.

Cost of Sales

Cost of sales increased to $7.7 million from $978,000 in the prior year second quarter. The increase in cost of sales was primarily due to the cost of sales incurred in XpresCheck pursuant to the MSAs, offset by the decrease in variable costs associated with the decline in XpresSpa revenues, and decreases in occupancy costs as a result of rent concessions received from airports.

Gross Profit

Gross profit was $1.4 million compared to negative gross profit of $835,00 in the prior year second quarter, primarily due to higher revenue.

General and Administrative Expenses

General and administrative expenses were $4.6 million compared to approximately $3.4 million for the year ago comparable period. The increase was related primarily due to start-up costs associated with XpresCheck, development of Treat, and additional legal fees related to the resolution of certain XpresSpa litigation matters, offset by reduced variable costs related to the closed XpresSpa locations and the realized benefits of cost cutting and control initiatives instituted throughout 2019, primarily in salaries, occupancy and professional fees.

Loss from Operations

Operating loss from operations decreased to $4.7 million compared to $58.5 million in the prior year second quarter, primarily due to a loss on revaluation of warrants and conversion options totaling $48.3 million in the prior year second quarter.

Net Loss Attributable to Common Shareholders

Net loss attributable to common shareholders was $4.5 million compared to net loss attributable to common shareholders of $58.1 million in the prior year second quarter.

Please refer to the Quarterly Report on Form on 10-Q filed on August 16, 2021 for more financial information related to the second quarter ending June 30, 2021. It can be accessed at https://investors.xpresspa.com/sec-filings or at https://www.sec.gov/

XpresCheck Non-GAAP Financial Metrics

Although the Company does not generate revenue directly from patient testing volume, in the interest of providing investors with greater transparency regarding XpresCheck’s performance, the Company has opted to disclose recent and current average daily patient testing volumes and Adjusted EBITDA, along with other relevant non-GAAP financial metrics.

During the second quarter 2021, average daily patient testing volume at XpresCheck rose to over 1,000 people. With additional centers opened, total patient volume grew nearly 146% in the second quarter 2021 compared to the first quarter of 2021.

During the second quarter 2021, the number of higher revenue, higher-margin COVID-19 rapid tests increased from just over 300 per day in Q1 to more than 800 per day in Q2 (176%). Total patient volume was over 92,000 visits including more than 75,000 rapid tests.

The impact of the above is that at the Practices level, Patient Services’ fees topped $17.5 Million in the second Quarter 2021, versus $6.3 Million in the first quarter of 2021. While these amounts are not recognizable by GAAP and the MSA’s, they reflect on the overall success of XpresCheck. Applying this impact on a proforma basis to our revenues, the impact beyond Revenues, Quarter 2 EBITDA and Net Income would be positively impacted by $6.7 million.

During July, higher revenue / higher margin COVID-19 rapid tests (Molecular and PCR) as a percentage of total tests averaged 97%. Total patient volume was over 33,700 including more than 33,000 rapid test volume.

Adjusted EBITDA

On a non-GAAP basis, Adjusted EBITDA loss was $2.3 million in the second quarter 2021, compared to an Adjusted EBITDA loss of $3.4 million in the prior year second quarter. The improvement of $1.1 million is indicative of the profitability of XpresCheck compared to the legacy XpresSpa spa segment.

The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization expense, non-cash charges and stock-based compensation expense.

The Company considers Adjusted EBITDA to be an important indicator for the performance of its operating business, XpresCheck. In particular, it believes that it is useful for analysts and investors to understand that Adjusted EBITDA excludes certain transactions not related to core cash operating activities, which are primarily related to XpresCheck. The Company believes that excluding these transactions allows investors to meaningfully analyze the performance of core cash operations. For a reconciliation to GAAP EBITDA, please refer to the 10-Q filed this afternoon.

Webcast and Conference Call Today

The Company will host a webcast and conference call at 4:30 p.m. Eastern Time today.

The Company encourages investors and interested parties to listen via webcast as there is a limited capacity to access the conference call by dialing 1-412-317-6026. To submit a question, please email ir@xpresspagroup.com.

The live and later archived webcast can be accessed from the Investor Relations section of the Company’s website at http://xpresspagroup.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a leading global health and wellness holding company operating three distinct brands: Treat™, XpresCheck™, and XpresSpa™. Treat is a travel health and wellness brand that will be providing on-demand access to healthcare through technology and personalized services. XpresCheck is a leading on-site airport provider of COVID-19 screening and testing with 13 locations in 11 domestic airports. XpresSpa is a leading airport retailer of spa services and related health and wellness products, with 43 locations in 21 airports globally.

To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com.

To learn more about Treat, visit: www.TreatCare.com.

To learn more about XpresCheck, visit: www.XpresCheck.com.

To learn more about XpresSpa, visit www.XpresSpa.com.

Twitter: @Treat_Care and Instagram: @treat_care

Twitter: @xprescheck and Instagram: @realxprescheck

Twitter: @XpresSpa and Instagram: @XpresSpa

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations:

ICR

Raphael Gross

ir@xpresspagroup.com

(203) 682-8253

Media

Julie Ferguson

Julie@jfprmedia.com

(312) 385-0098